As filed with the Securities and Exchange Commission on April 16, 2008
Registration No. 333-144134

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Amendment No. 4
to
Form S-11
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROINVEST REALTY FUND, LLC
(Name of registrant)

8333 Douglas Avenue
Suite 1450
Dallas, Texas 75225
(214) 363-7130

The Corporation Trust Company
Corporation Trust Center, 1209 Orange Street
Wilmington, Delaware 19801
(302) 658-7581
(Name, address, including zip code and telephone number,
including area code, of registrant’s agent for service)

Copy to:

Secore & Waller, L.L.P.
12222 Merit Drive, Suite 1350
Dallas, Texas 75251
(972) 776-0200

Approximate date of commencement of proposed sale to public:  As soon as practicable after the effective date of this Registration Statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

	Amount	Proposed Maximum	Proposed	Amount of
Title of Each Class of	to be	Offering Price	Maximum Aggregate	Registration
Securities to be Registered	Registered	per Unit	Offering Price	Fee
Units of Limited Liability Company Interest	$100,000,000	$50,000	$100,000,000	$3,070.00

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution

The following table sets forth a reasonable itemized statement of all anticipated out-of-pocket and overhead expenses (subject to future contingencies) to be incurred in connection with the distribution of the securities being registered, reflecting the minimum and maximum subscription amounts:

	Minimum	Maximum

SEC Registration Fee	$3,070	$3,070
Legal Fees and Expenses	250,000	250,000
Accounting Fees and Expenses	71,000	164,000
EDGAR Fees	10,000	10,000
Due Diligence Expenses	40,000	40,000
FINRA Fees	10,500	10,500
Blue Sky Fees and Expenses	25,000	50,000
Marketing Expenses	137,000	377,000
Printing Expenses	50,000	90,000
Miscellaneous	3,430	5,430

TOTAL	$600,000	$1,000,000

Item 32.	Sales to Special Parties

None

Item 33.	Recent Sales of Unregistered Securities

As of May 1, 2007, GN Olson & Company LLC, the initial member of the Company, made an initial capital contribution in the amount of $100.00 and acquired one unit of membership interest. As of May 1, 2007, Proinvest Realty Advisors, LLC made a capital contribution in the amount of $1,000 and acquired a membership interest. Since these transactions were not considered to have involved a “public offering” within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the “Act”), the purchases of these membership interests were deemed to be exempt from registration, and these investors are “sophisticated investors” in that they have sufficient knowledge and experience in financial and business matters to evaluate the risks and merits of the investment.

Item 34.	Indemnification of Manager and Managing Directors

The Limited Liability Company Agreement of Proinvest Realty Fund, LLC (the “Company Agreement”) provides for indemnification of the manager of the Company in accordance with the Delaware Limited Liability Company Act. Article 4.7 of the Company Agreement provides as follows (capitalized terms are as defined in the Company Agreement, which is Exhibit A to the prospectus):

(a) The Company shall indemnify any person who was or is a party to or witness in or is threatened to be made a party to or witness in any threatened, pending or completed proceeding (whether or not by or in the right of the Company) by reason of the fact that the person is or was a managing director or a manager of the Company, against expenses (including attorneys fees, accountants fees, and expenses of investigation), judgments, fines and amounts paid in settlement incurred by such person, provided that all of the following conditions are met: (i) the Board of Managing Directors has determined, in good faith, that the course of conduct which caused the loss or liability was in the best interest of the Company; (ii) the person was acting on behalf of or performing services for the Company; (iii) such liability or loss was not the result of negligence or misconduct by the person seeking indemnification; and (iv) such indemnification shall be recoverable only out of Company assets and not from members. Any sponsor, any affiliate of any sponsor and any person acting as broker-dealer shall not be indemnified for any losses, liabilities or expenses arising from or out of an alleged violation of federal or state securities laws associated with an offer and sale of units unless one of the following conditions are met as to the person seeking indemnification: (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations; (ii) such claims have been dismissed with prejudice by a court of competent jurisdiction; or (iii) a court of competent jurisdiction approves a settlement of the claims and finds that indemnification of the settlement and related costs should be made after such court has been advised of the position of the Securities and Exchange Commission and of any state securities regulatory authority in which units were offered or sold. The Company shall advance expenses to any current or former managing director or manager (or their affiliates) at such times and in such amounts as shall be requested by such person provided that: the proceeding relates to the performance of duties or services on behalf of the Company, the proceeding was initiated by a person who is not a member or the advancement of expenses is specifically approved by a court of competent jurisdiction, and the managing director or manager or their affiliates undertakes to repay the funds advanced if it is ultimately determined that such person is not entitled to indemnification. The Company shall have the power to indemnify any person other than the manager or a managing director or their affiliates who was or is a party to or witness in or is threatened to be made a party to or witness in any threatened, pending or completed proceeding (whether or not by or in the right of the Company) by reason of the fact that the person is or was an officer or employee or agent of the Company, or is or was serving at the request of the Company as a manager, director, officer, trustee, receiver, general partner, employee, agent of or in a similar capacity for another person, against expenses (including attorneys fees, accountants fees, and expenses of investigation), judgments, fines and amounts paid in settlement incurred by the person in connection with such proceeding, upon the determination by the Board of Managing Directors that indemnification is appropriate and subject to such terms and conditions or undertakings as the Board of Managing Directors in their discretion shall impose. The Company may advance expenses to any such person (other than the manager or a managing director or their affiliates) at such times and in such amounts as shall be requested by such person and approved by the Board of Managing Directors in their discretion, provided that: the proceeding relates to the performance of duties or services on behalf of the Company, the proceeding was initiated by a person who is not a member or the advancement of expenses is specifically approved by a court of competent jurisdiction, and the person receiving the advance undertakes to repay the funds advanced if it is ultimately determined that such person is not entitled to indemnification. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that indemnification or the advancement of expenses by the Company was not appropriate or breached any law or constituted a breach of any duty by any person.

(b) If a person has been successful on the merits or otherwise as a party to any proceeding, or with respect to any claim, issue or matter therein (to the extent that a portion of the expenses can be reasonably allocated thereto), the person shall be indemnified against expenses (including attorneys fees, accountants fees and expenses of investigation) actually and reasonably incurred by the person in connection with the proceeding.

(c) The indemnification provided by this section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement or action of the Company, and shall continue as to a person who has ceased to be a managing director, manager, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Item 35.	Treatment of Proceeds from Stock Being Registered

Not applicable.

Item 36.	Financial Statements and Exhibits

(a) Financial statements for the Company are included as part of the Prospectus, including:

INTERIM FINANCIAL STATEMENTS:

(i) Balance Sheets – May 31, 2007 and February 29, 2008 (unaudited)

(ii) Statements of Operations for the periods from inception (May 1, 2007) to May 31, 2007, for the nine months ended February 29, 2008 (Unaudited) and cumulative from inception (May 1, 2007) to February 29, 2008 (Unaudited)

(iii) Statements of Cash Flows for the periods from inception (May 1, 2007) to May 31, 2007, for the nine months ended February 29, 2008 (Unaudited) and cumulative from inception (May 1, 2007) to February 29, 2008 (Unaudited)

(iv) Notes to Financial Statements

ANNUAL FINANCIAL STATEMENTS:

(v) Report of Independent Registered Public Accounting Firm

(vi) Balance Sheet – May 31, 2007

(vii) Statement of Operations for the year ended May 31, 2007

(viii) Statement of Members’ Equity (Deficit) for the year ended May 31, 2007

(ix) Statement of Cash Flows for the year ended May 31, 2007

(x) Notes to Financial Statements

(b) Exhibits — The following Exhibits are filed as part of the Registration Statement:

Exhibit No.		Identification of Exhibit

1	.1*	Amended Managing Broker Dealer Agreement between Proinvest Realty Advisors, LLC and Prospera Financial Services, Inc. dated January 17, 2008.
4	.1*	The Amended and Restated Limited Liability Company Agreement of Proinvest Realty Fund, LLC, is Exhibit A to the Prospectus.
5	.1*	Opinion of Secore & Waller, L.L.P., regarding the legality of the securities issued.
8	.1*	Opinion of Glast, Phillips & Murray, P.C. as to certain tax matters, dated November 7, 2007.
10	.1*	Amended Escrow Agreement among LegacyTexas Bank, Prospera Financial Services, Inc., and Proinvest Realty Fund, LLC.
10	.2*	Amended and Restated Management Agreement between Proinvest Realty Fund, LLC and Proinvest Realty Advisors, LLC.
10	.3*	Amended and Restated Accounting and Administrative Services Agreement between Proinvest Realty Advisors, LLC and Seneca Mortgage Company LLC, dated February 27, 2007.
23	.1*	Consent of Secore & Waller, LLP (included in their opinion which is filed as Exhibit 5.1).
23	.2*	Consent of Glast, Phillips & Murray, P.C. (included in their opinion, filed as Exhibit 8.1).
23	.3*	Consent of Hein & Associates LLP, independent registered public accountants.

*	Previously filed

Item 37.	Undertakings

(a) We undertake to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(b) We undertake

(iv) that, for the purpose of determining any liability under the Act, each such post-effective amendment may be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof,

(v) that all post-effective amendments will comply with the applicable forms, rules and regulations of the Securities Exchange Commission in effect at the time such post-effective amendments are filed, and

(vi) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(c) We undertake that, for the purposes of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) under the Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B under the Act or other than prospectuses filed in reliance on Rule 430A under the Act, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(d) We undertake that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance to Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e) For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(f) We undertake to send to each investor member at least on an annual basis a detailed statement of any transactions with the manager or its affiliates, and of fees, commissions, compensation and other benefits paid, or accrued to the manager or its affiliates for the fiscal year completed, showing the amount paid or accrued to each recipient and the services performed.

(g) We undertake to provide to the investor members the financial statements required by form 10-K for the first full fiscal year of operations of the Company.

(h) We undertake to file a sticker supplement pursuant to Rule 424(c) under the Act during the offering period describing each property at such time as there arises a reasonable probability that such property will be acquired, with the information contained in such amendment provided simultaneously to the existing investor members. Each sticker supplement should disclose all compensation and fees received by the manager and its affiliates in connection with any such acquisition. The post-effective amendment shall include audited financial statements meeting the requirements of Rule 3-14 of Regulation S-X only for properties acquired during the distribution period.

The registrant also undertakes to file, after the end of the distribution period, a current report on Form 8-K containing the financial statements and any additional information required by Rule 3-14 of Regulation S-X, to reflect each commitment (i.e., the signing of a binding purchase agreement) made after the end of the distribution period involving the use of 10% or more (on a cumulative basis) of the net proceeds of the offering and to provide the information contained in such report to the investor members at least once each quarter after the distribution period of the offering has ended.

(i) Insofar as indemnification for liabilities arising under the Act may be permitted to our manager, managing directors, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our manager, managing directors, or controlling person in the successful defense of any action, suit or proceeding) is asserted by such manager, managing director, or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 15th day of April, 2008.

Proinvest Realty Fund, LLC
By: /s/ Matthew P. Stone Matthew P. Stone Chief Financial Officer	By: /s/ Gerald Nels Olson Gerald Nels Olson Chairman of the Board of Managing Directors; Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacity and on the date indicated:

Signature	Title	Date

/s/ Gerald Nels Olson Gerald Nels Olson	Chairman of the Board of Managing Directors; Chief Executive Officer	April 15, 2008

/s/ Matthew P. Stone Matthew P. Stone	Chief Financial Officer	April 15, 2008

/s/ T.E. Millard T.E. Millard	Managing Director	April 15, 2008

/s/ Michael R. Walker Michael R. Walker	Managing Director	April 15, 2008

/s/ Darryl D. Pounds Darryl D. Pounds	Managing Director	April 15, 2008

/s/ Stephen T. Crosson Stephen T. Crosson	Managing Director	April 15, 2008